Exhibit 2.9

STOCK PURCHASE AGREEMENT

by and among

WESTPORT INNOVATIONS (U.S.) HOLDINGS INC.,

WESTPORT INNOVATIONS INC.,

CLEAN ENERGY,

and

BAF TECHNOLOGIES, INC.

Dated as of June 28, 2013

i

ii

iii

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of June 28, 2013 (this “Agreement”), by and among Westport Innovations (U.S.) Holdings Inc., a Delaware corporation (the “Purchaser”), Westport Innovations Inc., an Alberta, Canada corporation (“Parent”), Clean Energy, a California corporation (the “Seller”) and BAF Technologies, Inc., a Kentucky corporation (the “Company”).  Each of the foregoing may be referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, the Seller owns 1,000 shares of common stock of the Company, in the aggregate representing one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company (the “Shares”);

WHEREAS, the Company owns 1,000 shares of common stock of Servotech Engineering, Inc., a Michigan corporation (the “Company Subsidiary”), in the aggregate representing one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company Subsidiary;

WHEREAS, the Purchaser is a wholly owned subsidiary of Parent; and

WHEREAS, the Seller desires to sell the Shares to the Purchaser, and the Purchaser desires to purchase the Shares from the Seller, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein made and in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party hereto, intending to be legally bound, hereby agrees as follows:

ARTICLE I.
DEFINITIONS

Section 1.1.           Certain Definitions.  In addition to the terms defined elsewhere in this Agreement, as used herein, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any (a) officer or director of such Person and (b) other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.  The terms “control” and “controlled” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Assets” means, with respect to any Person, all of the assets, rights, interests and other properties, real, personal and mixed, tangible and intangible, owned by such Person.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the State of New York or Vancouver, British Columbia, are not open for the transaction of normal banking business.

“Cleanup” means all actions required to: (a) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (d) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Closing Cash Adjustment” shall mean an amount equal to $1,000,000 minus all cash on the balance sheet of the Company and the Company Subsidiary, in each case as of the close of business on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Adjusted Intercompany Balance” means an amount equal to $2,300,000.

“Company Fundamental Representations” means the representations and warranties contained in Section 3.1 (Organization; Good Standing; Qualification and Power), Section 3.2 (Authorization), Section 3.5 (Capitalization of the Company), Section 3.6 (Subsidiaries), Section 3.28 (Brokers) and Section 4.1 (Title to Shares) herein.

“Company Intellectual Property” means all Intellectual Property owned,  purported to be owned, used or held for use by the Company or the Company Subsidiary, including, without limitation, the Listed Intellectual Property and Proprietary Software.

“Company Subsidiary Acquisition Agreement” means, collectively, (i) the Stock Purchase Agreement, dated February 25, 2011, by and among the Company, the Company Subsidiary and Hamid Servati, and (ii) Stock Purchase Agreement, dated April 30, 2012, by and among the Company, the Company Subsidiary and Hamid Servati.

“Competitive Activities” shall mean the development or production of natural gas vehicle conversions or natural gas vehicle fuel systems.

“Confidentiality Agreement” means that certain non-disclosure agreement by and between the Purchaser and the Seller, dated April 1, 2013.

“Contracts” means any and all written and unwritten agreements, contracts, deeds, purchase orders, and other instruments and all amendments thereof.

“Disclosure Schedule” means the disclosure schedule with respect to the representations, warranties and covenants of the Seller contained in this Agreement, with sections corresponding to the numbered and lettered sections contained herein, delivered separately by the Seller to the Purchaser simultaneously with the execution and delivery of this Agreement.

“Encumbrance” means any claim, Lien (statutory or other), pledge, option, charge, easement, security interest, right-of-way, encroachment, encumbrance, mortgage or other similar rights of third parties.

“Environmental Claim” means any claim, action, investigation or written notice by any person or entity alleging liability (including liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location whether or not owned or operated by the Seller, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all federal, state, local, foreign and common Laws and regulations relating to pollution or protection of the environment, including without limitation, laws relating to the exposure to, or Releases or threatened Releases of, Hazardous Materials in the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, as in effect from time to time including any amendments thereto.  For example, the “Fundamental Documents” of a corporation would be its certificate or articles of incorporation and bylaws, each as may be amended from time to time.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any court, administrative agency, tribunal, department, bureau or commission or other governmental authority or instrumentality, domestic or foreign, federal, state or local.

“Hazardous Materials” means any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants,” or words of similar meaning and regulatory effect under Environmental Law, including petroleum or petroleum by-products, asbestos or asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyl, radioactive material or radon.

“Holdback Amount” means an amount equal to $3,000,000.

“Holdback Release Date” means the date that is twelve (12) months following the Closing Date.

“Indebtedness” means, with respect to the Company or the Company Subsidiary, and without duplication: (a) any obligation of such Person for borrowed money, whether or not reflected on the face of the balance sheet contained in the Financial Statements, together with all prepayment premiums or penalties and other amounts with respect to such indebtedness prepaid or becoming due as a result of this transaction; (b) any unpaid interest and bank fees owing on any such indebtedness described in clause (a); (c) all obligations in respect of purchase money liens and capitalized leases (calculated in accordance with GAAP); (d) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (e) all obligations of the Company or the Company Subsidiary for earn-out or similar contingent payment obligations (whether or not currently payable and to the fullest extent payable); (f) all obligations of the Company or the Company Subsidiary relating to retention payments, change of control/transaction-related or similar bonuses and payments (including severance payments), in each case which become payable in connection with or as a result of the Closing; (g) any other obligation that, in accordance with GAAP, would be required to be reflected as debt on the balance sheet of the Company; and (h) the amount of any guarantees of Indebtedness of the type described in clauses (a) through (g) above of any other Person.

“Intellectual Property” means all of the following, domestic or foreign and whether registered or unregistered:  (a) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing; (b) inventions, discoveries, improvements, ideas, know-how, methodology, models, algorithms, systems, processes, technology, whether patentable or not, and all patents, industrial designs, and utility models, and all applications pertaining to the foregoing, in any jurisdiction, including re-issues, continuations, divisions, continuations-in-part, re-examinations, renewals and extensions; (c) trade secrets; (d) software, including interpreted or compiled Source Code, object code, development documentation, programming tools, drawings, specifications and data; (e) copyrights in writings, designs, software, mask works, and any other original works of authorship in any medium, including applications or registrations in any jurisdiction for the foregoing and all moral rights in the forgoing; (f) database rights; (g) Internet web sites and domain names; similar proprietary rights; and (h) applications and registrations pertaining thereto.

“Interfering Activities” shall mean (i) soliciting or inducing, or attempting to solicit or induce, any Person employed by the Company or the Company Subsidiary as of the Closing to terminate such Person’s employment with the Company or the Company Subsidiary; provided, that the foregoing shall not be violated by general advertising not targeted at employees of the Company or the Company Subsidiary; or (ii) soliciting or inducing, or attempting to solicit or induce, any customer or supplier of the Company or the Company Subsidiary to cease doing business with or materially reduce the amount of business conducted with (including by providing similar services or products to any such Person) the Company or the Company Subsidiary, or interfere with the relationship between any such customer or supplier and the Company or the Company Subsidiary.

“Knowledge” as to any Person means all facts of which such Person has notice or knowledge or would have notice or knowledge following reasonable diligence.

“Knowledge of the Company” and “Knowledge of the Seller” mean the Knowledge of John Bacon and Paul Schaffer and, solely with respect to matters relating to the Company Subsidiary, the Knowledge of Hamid Servati.

“Law” means any constitution, law, statute, treaty, rule, directive, requirement, regulation or Order of, or promulgated by, any Governmental Entity.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated.

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sale or title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, reservation, restriction, right of first refusal or first offer, option, or other similar arrangement or interest in real or personal property.

“Loss” means any loss, cost, damage, deficiency, Tax, penalty, fine or expense, including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid to third parties in investigation, defense or settlement of any of the foregoing.

“Material Adverse Effect” means any change, development, circumstance, effect, event or fact existing on the date of this Agreement that has had, or could reasonably be expected to have, a material adverse effect upon the financial condition, business, Assets or results of operations of the Company and the Company Subsidiary, taken as a whole; provided, however, that any adverse change, event or effect arising from:  (i) changes after the date hereof in general economic conditions in the United States, (ii) the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, (iii) changes after the date hereof in GAAP or Laws applicable to the Company or the Company Subsidiary, (iv) the public announcement of the transactions contemplated by this Agreement or (v) the performance of this Agreement and the transactions contemplated hereby, or that is included in or incorporated into the Disclosure Schedule, shall not be taken into account in determining whether a “Material Adverse Effect” has occurred; provided, further, however, that any change, event or effect referred to in clauses (i) through (iii) may be taken into account in determining whether or not there has been a “Material Adverse Effect” to the extent such change, event or effect has a disproportionate, adverse effect on the Company and the Company Subsidiary, taken as a whole, as compared to other participants in the industry in which the Company and the Company Subsidiary operate.

“Marketing Agreement” means that certain Marketing Agreement, by and between the Seller and certain affiliates of the Purchaser, in the form attached hereto as Exhibit A.

“Order” means any judgment, writ, decree, injunction, order, award, compliance agreement or settlement agreement of or with any Governmental Entity or arbitrator.

“Permit” means any permit, license, authorization, registration, franchise, approval or consent, obtained, or required to be obtained, from any Governmental Entity.

“Permitted Liens” means only (a) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings; (b) workers or unemployment compensation Liens arising in the ordinary course of business consistent with past practice; (c) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising in the ordinary course of business consistent with past practice securing amounts that are not delinquent or past due or being contested in good faith; and (d) zoning ordinances, easements and similar requirements affecting real property; and (e) in the case of any Leased Real Property, (i) the rights of any lessor and (ii) any Lien granted by any lessor of such Leased Real Property or any such lessor’s predecessors in title, which with respect to (d) and (e) would not, individually or in the aggregate, materially interfere with the value or usefulness of such real property to the business of the Company or the Company Subsidiary as presently conducted.

“Person” shall be construed broadly and shall include an individual, a partnership (general or limited), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity and any Governmental Entity (or any department, agency or political subdivision thereof).

“Post-Closing Tax Period” shall mean any Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” shall mean any Tax period (or portion thereof) ending on or prior to the Closing Date.

“Pre-Closing Taxes” shall mean (a) any Liability for Taxes of the Company or the Company Subsidiary for any Pre-Closing Tax Period; (b) any Liability for Taxes resulting by reason of the Company or the Company Subsidiary having been a member of any consolidated, combined or unitary group on or prior to the Closing Date; and (c) any Liability of the Company or the Company Subsidiary for Taxes of any other Person pursuant to any contractual agreement entered into by the Company or the Company Subsidiary before the Closing (including, for the avoidance of doubt, any Liability for Taxes resulting by reason of the Company or the Company Subsidiary ceasing to be a member of an affiliated, combined, consolidated or unitary group that includes the Seller); provided, however, in each case, Pre-Closing Taxes shall not include any Liability for Taxes resulting from, arising out of or accelerated by any action taken by the Purchaser, Parent or any Affiliate thereof out of the ordinary course of business and on or after the Closing Date or any breach by the Purchaser, Parent or any Affiliate thereof of any covenants or representations contained herein. In the case of any Taxes for a Straddle Period, the portion of such Tax that shall be treated as part of the Pre-Closing Tax Period shall (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period and (y) in the case of any Tax not included in clause (x) above, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date.  All determinations necessary to give effect to the allocation set forth in the foregoing clause (y) shall be made in a manner consistent with prior practice of the Company or the Company Subsidiary, as applicable.

“Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing or investigation before or by a Governmental Entity or an arbitrator.

“Purchase Order” means that certain purchase order of AT&T numbered ATT1Q2014CNGF250BAF and delivered via e-mail to the Company on May 14, 2013.

“Purchaser and Parent Fundamental Representations” means the representations and warranties contained in Section 5.1 (Organization; Good Standing; Qualification and Power), Section 5.2 (Authorization), Section 5.3 (Capitalization), and Section 5.11 (Brokers).

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Restricted Area” means any political jurisdiction in which the Company or the Company Subsidiary engages in Competitive Activities as of the Closing Date.

“Restricted Period” means the period commencing on the date of this Agreement and ending on the second (2nd) anniversary of the Closing Date.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Tax Group” means any group of corporations that includes the Seller and that files consolidated, combined, unitary or similar income Tax Returns.

“Source Code” means, collectively, any software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, including material related documentation.

“Straddle Period” means any Tax period that includes, but do not end on, the Closing Date.

“Subsidiary” means any particular Person (other than an individual) with respect to which a specified Person (or a Subsidiary of such specified Person) owns.

“Substitute Guarantee” means a substitute guarantee of the Purchaser on behalf of the Company, which is to be effective as of the Closing and as required by the lease agreement between BCO Turnpike Distribution Center M, LCC and the Company, dated as of December 12, 2011.

“Supplier Warranty Claims” shall mean claims for warranty service and/or replacement regarding goods or services sold or provided to the Company or the Company Subsidiary by a third party.

“Tax” or “Taxes” means any and all federal, state, local, foreign and other taxes and similar levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether or not imposed on the Company or the Company Subsidiary, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties, whether disputed or not.

“Tax Return” means returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment, claim for refund or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

“Warranty Claims” shall mean claims by third parties against the Company or the Company Subsidiary, arising from the goods and services of the Company or the Company Subsidiary, including fuel conversion of vehicles, sold, serviced, manufactured or delivered prior to the Closing.

Section 1.2.           Terms Generally.  The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules to this Agreement) in its entirety and not to any part hereof unless the context shall otherwise require.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions).  Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP.  Any reference to any supranational, national, federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days.  If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.  All references to “$” or “dollars” shall mean United States Dollars.

ARTICLE II.
SALE AND PURCHASE

Section 2.1.           Agreement to Sell and Purchase.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver all of the Shares free and clear of all Encumbrances, to the Purchaser, and the Purchaser shall purchase and accept all of the Shares from the Seller in exchange for the Purchase Price (as defined below) at the time and in the manner set forth in Section 2.4.

Section 2.2.           Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 8:00 a.m., Eastern Daylight Time, on the date hereof (the “Closing Date”) at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by the Purchaser and the Seller.

Section 2.3.           Closing Deliverables.

(a)       At the Closing, the Seller shall deliver (or cause to be delivered) to the Purchaser or its designee:

(i)            (A) stock certificate(s) representing the Shares, and (B) a stock power, in a form satisfactory to the Purchaser covering the Shares, with all stock transfer Taxes, if any, paid for in full;

(ii)           a certificate of good standing with respect to the Company and the Company Subsidiary issued within five Business Days of the Closing by the appropriate Governmental Entity of its respective jurisdiction of incorporation;

(iii)          a receipt duly executed by the Seller evidencing the receipt of the Closing Date Stock Consideration (as defined below);

(iv)          a counterpart of this Agreement, duly executed by the Seller and the Company;

(v)           a counterpart of the Marketing Agreement, duly executed by the Seller;

(vi)          a counterpart of the Registration Rights Agreement, duly executed by the Seller;

(vii)         a certificate, dated the Closing Date, duly executed by an executive officer of the Company, certifying that true and complete copies of the Company’s Fundamental Documents, as in effect on the Closing Date, are attached to such certificate;

(viii)        evidence satisfactory to the Purchaser with respect to the resignation of all directors (or persons in similar positions) of the Company and the Company Subsidiary; and

(ix)          evidence satisfactory to the Purchaser with respect to the consent to the transactions contemplated by this Agreement of BCO Turnpike Distribution Center M, LLC, as landlord under the Lease Agreement, dated December 12, 2011, with the Company, as tenant.

(x)           evidence satisfactory to the Purchaser with respect to the assignment (i) to the Company of the domain name “baftechnologies.com” and (ii) to the Company Subsidiary of the “DENOXER” trademark application (Serial No. 85824930).

(xi)          evidence satisfactory to the Purchaser with respect to the contribution to the capital of the Company by the Seller of all intercompany indebtedness other than an amount equal to $2,300,000.

(xii)         a certificate executed by the Seller meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) in form and substance reasonably satisfactory to the Purchaser certifying that the Seller is not a “foreign person”.

(b)       At the Closing, the Purchaser shall deliver (or cause to be delivered) to the Seller:

(i)            a counterpart of this Agreement, duly executed by the Purchaser and the Parent;

(ii)           a counterpart of the Marketing Agreement, duly executed by the Purchaser;

(iii)          a counterpart of the Registration Rights Agreement, duly executed by the Parent; and

(iv)          the Substitute Guarantee.

Section 2.4.           Purchase Price.  At the Closing, Parent shall issue to the Seller, on behalf of the Purchaser, such number of common shares, no par value, of Parent (“Parent Stock”) equal to (A) the quotient obtained by dividing (i) $25,000,000 (the “Base Purchase Price”) by (ii) $30.62 (the “Per Share Price”), less (B) a number of shares of Parent Stock equal to the quotient obtained by dividing (i) the Holdback Amount by (ii) the Per Share Price (the “Holdback Shares” and such resulting number of shares of Parent Stock, the “Closing Date Stock Consideration”).  The Holdback Shares shall be withheld by Parent on the Closing Date, and shall be issued to the Seller, on behalf of the Purchaser, on the Holdback Release Date in accordance with and subject to the conditions of Section 2.7.

Section 2.5.           Purchase Price Adjustment.

(a)       Following the Closing, but in any event no later than thirty (30) days thereafter, the Purchaser shall cause to be prepared and delivered to the Seller a statement (the “Closing Date Statement”) setting forth its calculation of the Closing Cash Adjustment of the Company (and each of the individual components thereof) as of the open of business on the Closing Date, prepared in accordance with GAAP, which calculation shall use the same methodology as the calculation set forth on Schedule 2.5.

(b)       The Purchaser shall make such information, personnel and resources available to the Seller as may be reasonably necessary to enable the Seller to review the Closing Date Statement; provided, that the obligation of the Purchaser to provide such information, personnel and resources shall be limited to normal business hours with reasonable prior notice and in such a manner so as not to interfere with the conduct of the Purchaser’s or its Affiliates’ business.

(c)       In the event that the Seller disputes the calculation of the Closing Cash Adjustment (or any of the components thereof) set forth in the Closing Date Statement, the Seller shall notify the Purchaser in writing (the “Seller Dispute Notice”) of the amount, nature and basis of such dispute, within thirty (30) days after delivery of the Closing Date Statement.  In the event of such a dispute, the Seller and the Purchaser shall first use good faith efforts to resolve such dispute among themselves.  If the Seller and the Purchaser are unable to resolve the dispute within thirty (30) days after delivery of the Seller Dispute Notice, then any remaining items in dispute shall be submitted to a nationally recognized accounting firm in the United States jointly chosen by the Purchaser and the Seller, which in the absence of an agreement during such thirty (30) day period shall be Ernst & Young (the “Audit Firm”).  If such disagreement and the determination of the Closing Cash Adjustment is submitted to the Audit Firm for resolution, then (i) the Seller and the Purchaser shall execute any agreement(s) required by the Audit Firm to accept their engagement pursuant to this Section 2.5(c), (ii) the Purchaser shall promptly furnish or cause to be furnished to the Audit Firm such work papers and other documents and information relating to the computation of the Closing Cash Adjustment as the Audit Firm may reasonably request and are available to the Purchaser, (iii) each Party shall be afforded the opportunity to present to such Audit Firm, with a copy to the other Party, any other written material relating to the computation of the Closing Cash Adjustment, (iv) the Audit Firm shall review only those items that are in dispute, (v) the Audit Firm shall not attribute a value to any single disputed amount greater than the greatest amount proposed by either Party nor an amount less than the least amount proposed by either Party, and (vi) the Seller, on the one hand, and the Purchaser, on the other hand, shall each bear fifty percent (50%) of the fees and costs of the Audit Firm for such determination; provided, however, that the engagement agreement(s) referred to in subpart (i) above may require the parties to be bound jointly and severally to the Audit Firm for those fees and costs and, therefore, in the event the Seller or the Purchaser pays to the Audit Firm an amount in excess of fifty percent (50%) of the fees and costs of the Audit Firm’s engagement, the other parties agree to reimburse the Seller or the Purchaser, as the case may be, to the extent required to equalize the payments made by the Seller and the Purchaser with respect to the fees and costs of the Audit Firm.  The written decision of the Audit Firm shall be rendered within no more than sixty (60) days from the date that the matter is referred to such firm and shall be final and binding on the parties hereto and, in the absence of fraud or manifest error, shall not be subject to dispute or review.  Following any such dispute resolution (whether by mutual agreement of the parties or by written decision of the Audit Firm), the Closing Cash Adjustment (as determined in such dispute resolution) shall be determined final.

(d)       Immediately upon the expiration of the thirty (30) day period for giving the Seller Dispute Notice, if no such notice is given, or upon notification by the Seller to the Purchaser that no such notice will be given, or immediately upon the resolution of disputes, if any, pursuant to this Section 2.5, the Purchaser’s calculations set forth in the Closing Date Statement or Audit Firm’s calculations, as applicable, or as otherwise agreed to by the Purchaser and the Seller pursuant to this Section 2.5, shall be final and binding on the parties hereto and shall not be subject to dispute or review.

(e)       Within five (5) Business Days of final determination of the Closing Cash Adjustment pursuant to this Section 2.5, the Purchaser shall pay, or cause to be paid, (on behalf of the Company) to the Seller an amount in cash equal to (a) the Company Adjusted

Intercompany Balance minus (b) the amount of the Closing Cash Adjustment as finally determined pursuant to Section 2.5 (which may be a positive or negative number) via wire transfer of immediately available funds in accordance with the wire instructions provided by the Seller.  For purposes of clarity, if the Closing Cash Adjustment is a negative number the result will be that the Purchaser shall pay such amount to the Seller in addition to the Company Adjusted Intercompany Balance.

Section 2.6.           Marketing Program.  On or before March 1, 2014, Parent shall pay to the Seller, on behalf of the Purchaser or an Affiliate of the Purchaser, an amount, in cash, equal to $5,000,000 payable via wire transfer immediately available funds in accordance with wire instructions provided by Seller or its Affiliate (the “Marketing Program Consideration”).

Section 2.7.           Holdback Shares.  The Holdback Shares shall be available to satisfy any Losses for which indemnification is provided by the Seller in accordance with and subject to the terms and conditions of ARTICLE VIII.  Parent shall on the Holdback Release Date, issue to the Seller, on behalf of the Purchaser, the Holdback Shares, less any portion thereof that has been used to satisfy any Loss pursuant to ARTICLE VIII or that is subject to a pending claim pursuant to ARTICLE VIII.

Section 2.8.           Withholding Taxes.  The Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable to the Seller pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to Taxes, it being understood that all of such amounts, if any, are set forth on Schedule 2.8 hereto.  To the extent that amounts are so withheld and paid over to the appropriate Taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller in respect of which such deduction and withholding was made by the Purchaser.

Section 2.9.           Release of Claims.  In further consideration of the transactions contemplated hereby, the Seller hereby irrevocably and unconditionally releases the Company and the Company Subsidiary, their respective Affiliates, predecessors and assigns from any and all claims of any nature (the “Seller Claims”) arising prior to and through the Closing.  It is further agreed and understood that this release is a full and final release of all the Seller Claims whether known or unknown, fixed or contingent, manifested or unmanifested.  The Seller hereby waives the protection of any provision of any Law that would operate to preserve claims that are unknown as of the Closing Date.  Notwithstanding the foregoing, this release does not release, and is not a waiver of, any claims by Seller (or Seller’s Affiliates, predecessors, and assigns) arising under or relating to this Agreement or any agreement, document, or certificate entered into in connection with this Agreement.

Section 2.10.         Parent Guarantee.  The Parent hereby guarantees the payment by the Purchaser of any and all amounts payable by the Purchaser pursuant to this Agreement whether in cash or shares of Parent Stock and agrees to cause the Purchaser to perform all of its other obligations under this Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth in the Disclosure Schedules (the disclosure in any section of the Disclosure Schedules shall qualify other sections of this Agreement to the extent it is reasonably apparent from the face of the statement that it is applicable thereto), the Seller represents and warrants to the Purchaser and Parent as follows:

Section 3.1.           Organization; Good Standing; Qualification and Power.  The Company is duly incorporated, validly existing and in good standing under the Laws of Kentucky, has all requisite power and authority to own, lease and operate its Assets and to carry on its business as presently being conducted and as contemplated to be conducted, and is qualified to do business and in good standing in every jurisdiction in which the operation of the respective business of the Company requires it to be so qualified, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.  The Fundamental Documents of the Company, true and complete copies of which have been delivered to the Purchaser, are in full force and effect.

Section 3.2.           Authorization.  The Seller has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Seller has been duly authorized by all necessary action on the part of the Seller.  This Agreement, and each of the other agreements being delivered by the Seller in connection herewith, has been duly executed and delivered by the Seller and, assuming this Agreement constitutes the valid and binding obligation of the other Parties, constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability affecting enforcement of creditors’ rights generally and (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 3.3.           Non-contravention.  The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not (i) violate any Law to which the Seller, the Company or the Company Subsidiary or any of their respective Assets are subject, (ii) violate any provision of the Fundamental Documents of the Company or the Company Subsidiary, (iii) violate, conflict with, result in a breach of, in any material respect, or constitute (with due notice or lapse of time or both) a material default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice under, or otherwise give rise to any material Liability under, any Contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Seller, the Company or the Company Subsidiary is a party or by which any of them is bound or to which any of their respective Assets is subject, or (iv) result in the creation or imposition of any Lien upon any of the properties or Assets of the Company or the Company Subsidiary.

Section 3.4.           Consents and Approvals.  Schedule 3.4 sets forth a true and complete list of each material consent, waiver, authorization or approval of any Person and each declaration to or filing or registration with any Governmental Entity, that is required of or to be made by the Company, the Company Subsidiary or the Seller in connection with the execution and delivery of this Agreement by any of them or the performance by any of them of their respective obligations hereunder.

Section 3.5.           Capitalization of the Company.

(a)       The authorized capital stock of the Company consists of 2,500 shares of common stock, of which 1,000 shares of common stock are issued and outstanding; all of which are owned (beneficially and of record) by the Seller.  Except for the Shares, there are no shares or other securities of the Company issued or outstanding.  All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable and no personal Liability attaches to the ownership thereof.

(b)       There are, and immediately after consummation of the Closing there will be, no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company or the Company Subsidiary is or may become obligated to issue or sell any of its shares or other securities, (ii) outstanding obligations of the Company or the Company Subsidiary to repurchase, redeem or otherwise acquire outstanding Shares or any securities convertible into or exchangeable for any shares of the Company, (iii) treasury shares of the Company, (iv) issued or outstanding bonds, debentures, notes or other Indebtedness of the Company or the Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company pursuant to any provision of Law, the Company’s Fundamental Documents or any Contract to which the Company or the Company Subsidiary or the Seller is a party, or (vi) Encumbrance (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of the Company (whether outstanding or issuable).

(c)       All shares and other securities issued by the Company have been issued in transactions in accordance with all applicable Laws governing the sale and purchase of securities.

(d)       Upon the consummation of the transactions contemplated by this Agreement, the Purchaser will own all of the issued and outstanding shares of the Company free and clear of all Encumbrances, proxies, voting trusts or agreements or similar restrictions and limitations by reason of Seller’s ownership of such shares.

Section 3.6.           Subsidiaries.  The Company Subsidiary is the only Subsidiary of the Company, and except as set forth on Schedule 3.6, the Company does not directly or indirectly own, or hold any rights to acquire, any shares of capital stock or any other securities or interests in any other Person.  The Company Subsidiary has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation or formation, has the corporate power and authority to own its Assets and to conduct its business as presently being conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or the nature of its Assets requires such qualification, other than where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.  All of the issued and outstanding capital stock of the Company Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable, and is owned by the Company free and clear of any Encumbrance (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement).  The Company Subsidiary is not in violation of its Fundamental Documents.

Section 3.7.           Bankruptcy.  Neither the Company nor the Company Subsidiary is involved in any Proceeding by or against it as a debtor before any Governmental Entity under the United States Bankruptcy Code or any other insolvency or debtors’ relief act or Law or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official for any part of the Assets of the Company or the Company Subsidiary.

Section 3.8.           Financial Statements.

(a)       The Seller has delivered to the Purchaser true and complete copies of, (a) the unaudited consolidated balance sheet of the Company and the Company Subsidiary as of December 31, 2012 and December 31, 2011, and the related statements of operations, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2012 and December 31, 2011 (collectively, the “Annual Financial Statements”), and (b) the unaudited consolidated balance sheet of the Company and the Company Subsidiary as of April 30, 2013 (the “Interim Balance Sheet”) and the related statements of operations, changes in shareholders’ equity and cash flows for the period then ended (collectively, the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (i) have been prepared based on the books and records of the Company and the Company Subsidiary (which are true and correct in all material respects), (ii) present fairly, in all material respects, the consolidated financial position, results of operations and changes in cash flow of the Company as of such dates and for the periods then ended (subject, in the case of the unaudited interim Financial Statements, to normal year end audit adjustments consistent with prior periods), and (iii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby.  Since December 31, 2012 (the “Balance Sheet Date”), except as required by applicable Law or GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

(b)       As of the date hereof, outstanding Supplier Warranty Claims and Warranty Claims do not exceed the amount reserved for such claims set forth on the Interim Balance Sheet.

(c)       Neither the Company nor the Company Subsidiary is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or the Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)).

Section 3.9.           Liabilities.  Neither the Company nor the Company Subsidiary has any material Liability that is not reflected on the Financial Statements, other than (i) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet, (ii) Liabilities incurred in connection with the negotiation of this Agreement, and (iii) the performance obligations under Contracts required in accordance with their terms (other than Liabilities for any breach of such Contracts that occurred prior to the Closing), or performance obligations, to the extent required under applicable Law (other than Liabilities for any violation of such Law that may have occurred prior to the Closing), in each case to the extent arising after the Closing.  Except as set forth on the Financial Statements, (i) neither the Company nor the Company Subsidiary is, directly or indirectly, liable to guarantee or assume, a debt, obligation or dividend of any Person and (ii) neither the Company nor the Company Subsidiary has any material Indebtedness for borrowed money and has not guaranteed any other Person’s material Indebtedness for borrowed money.

Section 3.10.         Accounts Receivable.  All the accounts receivable of the Company and the Company Subsidiary (a) represent actual indebtedness incurred by the applicable account debtors and (b) have arisen from bona fide transactions in the ordinary course of the business of the Company and the Company Subsidiary.  To the Knowledge of the Company, all such accounts receivable are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the Interim Balance Sheet.  Since the date of the Interim Balance Sheet, there have not been any write-offs as uncollectible of any material customer accounts receivable of the Company and the Company Subsidiary, except for write-offs in the ordinary course of the business of the Company and the Company Subsidiary and consistent with past practice.

Section 3.11.         Certain Business Practices.  To the Knowledge of the Seller, neither the Company, nor any director, officer, agent or employee of the Company or the Company Subsidiary acting on behalf of the Company or the Company Subsidiary, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees, or any unlawful payments to foreign or domestic political parties or campaigns, (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (d) made any other unlawful payment to any foreign or domestic government official or employee.

Section 3.12.         Absence of Certain Developments.  Since the Interim Balance Sheet Date, there has been no (a) event, circumstance or condition, which has had, or would reasonably be expected to have, a Material Adverse Effect; (b) declaration, setting aside or payment of any dividend or other redemption or distribution with respect to the shares of the Company or the Company Subsidiary; (c) issuance of shares or options, warrants or rights to acquire shares of the Company or the Company Subsidiary; (d) an uninsured loss, destruction or damage in excess of $200,000 to any Asset of the Company or the Company Subsidiary; (e) incurrence, guarantee, acceleration or prepayment of any material Indebtedness or the refunding of any such material Indebtedness; (f) material change in personnel of the Company or the Company Subsidiary, or the salaries, terms or conditions of their employment; (g) waiver of any right with a value in excess of $200,000; (h) loan or extension of credit to any director, officer or employee of the Company or the Company Subsidiary, except for advances for reimbursable travel expenses made in the ordinary course of business consistent with past practice; (i) acquisition, disposition or lease of any Asset involving more than $200,000 (or any Contract therefor), or any other material transaction by the Company or the Company Subsidiary otherwise than for fair value and in the ordinary course of business consistent with past practice; (j) sale, assignment transfer, exclusive license or other disposal of any patents, patent applications, trademarks, copyrights, trade secrets or other material Intellectual Property rights or other material intangible Assets; (k) mortgage, pledge, transfer of a security interest in, or Lien, created by the Company or the Company Subsidiary, with respect to any of its properties or Assets, except Liens for Taxes not yet due or payable; (l) acceleration, termination, modification or cancellation of any Contract (or series of related Contracts) involving more than $200,000 to which the Company or the Company Subsidiary is a party or by which the Company or the Company Subsidiary is bound and, to the Knowledge of the Seller, no Person has notified the Company or the Company Subsidiary that it intends to take any such action; (m) any material adverse claims, complaints or performance problems or product recalls related to any vehicle worked on or serviced by the Company or the Company Subsidiary; (n) any change in accounting methods, principals, or practices used in preparing the Financial Statements; (o) material write-down or write-up of the value of any Asset of the Company or the Company Subsidiary, or write-off of any accounts receivable or notes receivable or any portion thereof; or (p) commitment on behalf of the Company or the Company Subsidiary to do any of the foregoing.

Section 3.13.         Compliance with Law.

(a)       The Company and the Company Subsidiary are in compliance in all material respects with all Laws that are applicable to it or the conduct or operation of its business or the ownership or use of any of its Assets, and no Proceeding is pending, or to the Knowledge of the Seller, threatened, alleging any such violation or noncompliance.

(b)       The Company and the Company Subsidiary have all material Permits necessary for the conduct of their respective business as presently conducted, and (i) each of the material Permits is in full force and effect, (ii) the Company and the Company Subsidiary, as applicable, is in compliance, in all material respects, with the terms, provisions and conditions thereof, (iii) there are no outstanding violations, notices of noncompliance, Orders or Proceedings adversely affecting any of such material Permits, and (iv) to the Knowledge of the Seller, no condition (including, without limitation, the execution of this Agreement and the consummation of the transactions contemplated hereby) exists and no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would reasonably be expected to result in the suspension or revocation of any of the material Permits other than by expiration of the term set forth therein.  Schedule 3.13 sets forth a list of all the material Permits, and the Seller has furnished to the Purchaser true and complete copies of all of such material Permits.

Section 3.14.         Title to Properties.  Neither the Company nor the Company Subsidiary owns, nor since October 1, 2009 has owned, any real property.  Schedule 3.14 includes a true, correct and complete list of (i) all Contracts (and all amendments, modifications, supplements, renewals, extensions and guarantees related thereto) under which the Company or the Company Subsidiary leases any real property as a lessee thereof (such Contracts, together with all amendments, modifications, supplements, renewals, exhibits, schedules, extensions and guarantees related thereto, are hereby referred to individually as a “Real Property Lease” and collectively, as the “Real Property Leases”) and (ii) the street address of the real property that is leased pursuant to each Real Property Lease (each, a “Leased Real Property” and collectively, the “Leased Real Properties”).  The Company has furnished to the Purchaser true, correct and complete copies of all Real Property Leases.  No Person other than the Company or the Company Subsidiary has any option or right to terminate any of the Real Property Leases other than as expressly set forth in such Real Property Leases.  The Company and the Company Subsidiary owns good, valid and marketable title, free and clear of all Liens and Encumbrances (other than Permitted Liens), to all of its respective material tangible Assets.  The Company and the Company Subsidiary owns, leases under valid leases or has use of and/or valid access under valid agreements to all material facilities, machinery, equipment and other material tangible Assets necessary for the conduct of its respective business as presently conducted.  With respect to the material property and Assets it leases (including, without limitation, the Leased Real Properties), the Company and the Company Subsidiary is in compliance in all material respects with such leases (including, without limitation, the Real Property Leases) and holds a valid and enforceable leasehold interest therein, free of any Liens, other than to the lessors of such property or Assets or Permitted Liens.  There are no parties physically occupying or using any portion of any of the Leased Real Properties nor do any other parties have the right to physically occupy or use any portion of the Leased Real Properties, in each case, other than the Company or the Company Subsidiary.

Section 3.15.         Taxes.

(a)       The Company and the Company Subsidiary have timely filed (or joined in the filing of) when due all income and other material Tax Returns required by applicable Law to be filed with respect to the Company and the Company Subsidiary, and all material Taxes shown to be due on such Tax Returns have been paid, and all such Tax Returns were true, correct and complete in all material respects as of the time of such filing.

(b)       All income and other material Taxes due and payable by or on behalf of the Company and the Company Subsidiary (whether or not shown on any Tax Return), if required to have been paid, have been paid, and any Liability of the Company or the Company Subsidiary for Taxes not yet due and payable, or which are being contested in good faith, do not exceed the amount shown on the face of the Interim Balance Sheet (disregarding timing differences) as adjusted for the period thereafter through the Closing Date assuming the business is operated in the ordinary course.

(c)       There is no Proceeding now pending against, or with respect to, the Company or the Company Subsidiary in respect of any Tax, nor is any Proceeding for additional Tax asserted in writing by any Tax authority.

(d)       Since October 1, 2009, no written claim has been made by any Tax authority in a jurisdiction where the Company or the Company Subsidiary has not filed a Tax Return that it is subject to Tax by such jurisdiction, nor, to the Knowledge of the Seller, has any such assertion been threatened.

(e)       Neither the Company, nor the Company Subsidiary, is a party to any Contract the primary purpose of which is providing for the payment of Taxes, payment for Tax losses, entitlements to Tax refunds or similar Tax matters.

(f)        The Company and the Company Subsidiary have withheld and paid all Taxes to the applicable Tax authority required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(g)       There has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or the Company Subsidiary, which waiver or extension remains outstanding.

(h)       There are no Liens for Taxes upon any Assets of the Company or the Company Subsidiary other than Permitted Liens.

(i)        Neither the Company nor the Company Subsidiary has participated in any “reportable transaction” described in Treasury Regulations Section 1.6011-4(b).

(j)        Except for the transactions contemplated hereby, neither the Company nor the Company Subsidiary has entered into, or permitted to be entered into, any closing or other similar agreement or settlement with a Tax authority with respect to Taxes of the Company or the Company Subsidiary that will continue to affect the Taxes of the Company or the Company Subsidiary for a Post-Closing Tax Period.

(k)       Notwithstanding any provision of this Agreement to the contrary, the representations set forth in this Section 3.15 and Section 3.21 and Section 3.22 are the sole representations made by the Seller with respect to Taxes.

Section 3.16.         Intellectual Property.

(a)       Schedule 3.16(a) sets forth a true, accurate and complete list of all (i) patents and patent applications, (ii) trademark registrations and applications (iii) material unregistered trademarks, (iv) registered copyrights, and (v) Internet domain names, in each case owned or purported to be owned by the Company or the Company Subsidiary in any jurisdiction worldwide (collectively, “Listed Intellectual Property”).  To the Knowledge of the Seller, all registrations pertaining to Listed Intellectual Property are subsisting, valid and enforceable.

(b)       The Company exclusively owns all right, title and interest in the Listed Intellectual Property and, to the Knowledge of the Company, all other material Company Intellectual Property owned or purported to be owned by the Company, in each case free and clear of all Encumbrances.  No material Company Intellectual Property owned or purported to be owned by the Company is the subject of any Proceeding before any governmental, registration or other authority in any jurisdiction, including any office action or other form of preliminary or final refusal of registration.  The Company is not subject to any Order that restricts or impairs the use of any material Company Intellectual Property.

(c)       To the Knowledge of the Seller, the Company owns all right, title and interest in and to, or has valid and enforceable licenses to use, all Intellectual Property necessary to the conduct of their business as currently conducted.  The Company is in material compliance with all contractual obligations relating to the protection of the Intellectual Property it uses pursuant to license or other agreement.  To the Knowledge of the Seller, neither the material Company Intellectual Property nor the conduct of the business of the Company as currently conducted conflicts with, infringes, misappropriates, or otherwise violates any material Intellectual Property or other proprietary right of any Person.  To the Knowledge of the Seller, the consummation of the transactions contemplated by this Agreement will not materially alter or impair any rights of, or impose any additional obligation upon, the Company to any Company Intellectual Property.

(d)       To the Knowledge of the Seller, since October 1, 2009, no Person has infringed, misappropriated, or otherwise violated any right to, or is currently infringing, misappropriating, or otherwise violating any right to, any material Company Intellectual Property owned by, or licensed under exclusive terms to, the Company.  Schedule 3.16(d) accurately identifies (and the Seller has provided to the Purchaser a complete and accurate copy of) each letter or other written or electronic communication sent or otherwise delivered by, or received by, the Company since October 1, 2009 regarding any actual, alleged, or suspected infringement or misappropriation of any Intellectual Property by the Company, or any other Person including any unsolicited offer by a third-party to license such third-party’s Intellectual Property, and provides a brief description of the current status of the matter referred to in such communication.

Section 3.17.         Insurance.  The Company maintains policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in the Company’s judgment, reasonable for the business and Assets of the Company and the Company Subsidiary.  The insurance policies maintained with respect to the Company and the Company Subsidiary and their respective Assets and properties are set forth on Schedule 3.17.  All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 3.18.         Litigation.  There is no material Proceeding pending or, to the Knowledge of the Seller, threatened by or against, or affecting the Assets of, the Company or the Company Subsidiary or to the Knowledge of the Seller, against any officer, director, shareholder, employee or agent of the Company or the Company Subsidiary in their capacity as such or relating to their employment services or relationship with the Company or the Company Subsidiary, and neither the Company nor the Company Subsidiary is bound by any Order.  Neither the Company nor the Company Subsidiary has any Proceeding pending against any Governmental Entity or other Person.  Since the Balance Sheet Date, neither the Company nor the Company Subsidiary has been engaged in a material dispute with any customer which, either individually or in the aggregate, has materially affected or would be reasonably likely to materially affect the Company’s or the Company Subsidiary’ operations.  To the Knowledge of the Seller, there is no basis for any Person to assert a material claim against the Seller or the Company or the Company Subsidiary based upon the Seller entering into this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 3.19.         Bank Accounts.  Schedule 3.19 sets forth all of the bank accounts of the Company and the Company Subsidiary, together with the authorized signatories for such accounts.

Section 3.20.         Material Customers and Suppliers.  Schedule 3.20 sets forth the ten (10) largest customers of the Company and the Company Subsidiary by revenue and the ten (10) largest suppliers of the Company and the Company Subsidiary by expense, in each case for the 12-month period ended December 31, 2012 and the 5-month period ended May 31, 2013 (each a “Material Customer”).  Since the Balance Sheet Date, no such Material Customer has terminated or adversely changed its relationship with the Company or the Company Subsidiary nor has the Company or the Company Subsidiary received written notification that any such Material Customer intends to terminate such relationship.  Since the Balance Sheet Date, neither the Company nor the Company Subsidiary has granted any credit, rebate, trade in, free return or other sales terms to customers or others which materially differ from terms granted in the ordinary course of business consistent with past practice.  There are no currently pending or threatened (in writing) disputes between the Company or the Company Subsidiary and any Material Customers that could reasonably be expected to materially and adversely affect the relationship between the Company or the Company Subsidiary and any Material Customer.

Section 3.21.         Labor Matters.

(a)       Since October 1, 2009, the Company and the Company Subsidiary have complied in all material respects with all Laws relating to the hiring of employees and the employment of labor, including provisions thereof relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes.  Since October 1, 2009, the Company and the Company Subsidiary have met in all material respects all requirements required by Law or regulation relating to the employment of foreign citizens, including all requirements of I-9, and neither the Company nor the Company Subsidiary currently employs, nor has employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed.  Since October 1, 2009, the Company and the Company Subsidiary have complied in all material respects with all Laws that could require overtime to be paid to any current or former employee of the Company or the Company Subsidiary, and since October 1, 2009, no employee has brought or, to the Knowledge of the Seller, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts.

(b)       Neither the Company nor the Company Subsidiary is delinquent in payments to any of its current or former employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees or in payments owed upon any termination of the employment of any such employees.

(c)       There is no unfair labor practice complaint against the Company or the Company Subsidiary pending before the National Labor Relations Board or any other Governmental Entity.

(d)       There is no labor strike, material dispute, slowdown or stoppage actually pending or, to the Knowledge of the Seller, threatened against or involving the Company or the Company Subsidiary.

(e)       No labor union represents any employees of the Company or the Company Subsidiary.  To the Knowledge of the Seller, no labor union has taken any action with respect to organizing the employees of the Company or the Company Subsidiary.  Neither the Company nor the Company Subsidiary is a party to or bound by any collective bargaining or similar agreement or union contract.

(f)        The Company is not aware that any of its or the Company Subsidiary’s employees is obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any Order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interests of the Company and the Company Subsidiary or that would conflict with the Company’s or the Company Subsidiary’s business as proposed to be conducted.

(g)       The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company or the Company Subsidiary, nor does the Company have a present intention to terminate the employment of any of the foregoing.

(h)       The employment of all Persons and officers employed by the Company or the Company Subsidiary is terminable at-will without any penalty or severance obligation of any kind on the part of the employer.  All sums due for employee compensation and benefits and all vacation time owing to any employees of the Company or the Company Subsidiary have been duly and adequately accrued on the accounting records of the Company or the Company Subsidiary.

(i)        Since October 1, 2009, any individual who performs or performed services for the Company or the Company Subsidiary and who is not treated as an employee for federal income tax purposes by the Company is not an employee under applicable Laws or for any purpose, including, without limitation, for Tax withholding purposes or Benefit Arrangement purposes and neither the Company nor the Company Subsidiary has any liability by reason of any individual who performs or performed services for the Company or the Company Subsidiary, in any capacity, being improperly excluded from participating in any Benefit Arrangement.  Since October 1, 2009, each of the employees of the Company or the Company Subsidiary has been properly classified by the Company as “exempt” or “non-exempt” under applicable Law.

Section 3.22.         Employee Benefits.

(a)       Schedule 3.22(a) sets forth an accurate and complete list of all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and any other bonus, profit sharing, compensation, pension, severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, stock purchase, restricted stock, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, non-competition, or other plan, agreement, policy, trust fund, or arrangement (whether written or unwritten, insured or self-insured) established, maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Seller or Seller’s Affiliates (other than the Company or the Company Subsidiary), on behalf of any employee, officer, director, consultant, stockholder or other service provider of the Company or the Company Subsidiary (whether current, former or retired) or their dependents, spouses, or beneficiaries or under which the Company or the Company Subsidiary has any Liability, contingent or otherwise (each, a “Benefit Arrangement”).  No Benefit Arrangement is sponsored or maintained by the Company or Company Subsidiary, and neither the Company nor the Company Subsidiary has any Liability, contingent or otherwise, with respect to any Benefit Arrangement.  True and complete copies of each of the Benefit Arrangements have been made available to the Purchaser prior to the date hereof.

(b)       Each Benefit Arrangement intended to be qualified under Section 401(a) of the Code has received a favorable determination, or may rely upon a favorable opinion letter, from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Benefit Arrangement.

(c)       No Benefit Arrangement is, and none of the Company, the Company Subsidiary, any corporation, trade, business, or entity that would be deemed a “single employer” with the Company or the Company Subsidiary within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”), or any of their respective predecessors has contributed to, contributes to, has been required to contribute to, or otherwise participated in or participates in or in any way has any Liability, directly or indirectly, with respect to any plan subject to Section 412, 430 or 4971 of the Code, Section 302 or Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), a “multiple employer plan” (as defined in Section 413 of the Code), a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 and 4069 of ERISA or Section 413(c) of the Code, or a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.  No event has occurred and no condition exists that would subject the Company or the Company Subsidiary by reason of its affiliation with any current or former ERISA Affiliate to any material (i) Tax, penalty, fine, (ii) Lien or (iii) other Liability imposed by ERISA, the Code or other applicable Laws.  None of the Benefit Arrangements provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the expense of the participant or the participant’s beneficiary.

(d)       Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation

Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  No person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company or the Company Subsidiary as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(e)       Schedule 3.22(e) lists each Benefit Arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code).  Each such “nonqualified deferred compensation plan” complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements.  No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

Section 3.23.         Related Party Transactions.

(a)       Schedule 3.23 sets forth a true, accurate and complete list of the following: (i) each currently effective Contract between the Company, on the one hand, and the Seller or any of its Affiliates, on the other hand, and (ii) all Indebtedness for monies actually borrowed or lent owed on the date hereof by any Affiliate, stockholder or employee of the Company or the Company Subsidiary to the Company or the Company Subsidiary.

(b)       Neither the Seller nor any of their Affiliates (other than the Company) owns or has any rights in or to any of the Assets, properties or rights used by the Company or the Company Subsidiary in the ordinary course of its business.

Section 3.24.         Environmental Matters.

(a)       Each of the Company and the Company Subsidiary is in compliance, in all material respects, with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and the Company Subsidiary of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof). Since October 1, 2009, neither the Seller nor the Company or the Company Subsidiary has received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, alleging that the Company or Company Subsidiary is not in such compliance.  All material permits and other governmental authorizations currently held by the Company or Company Subsidiary pursuant to applicable Environmental Laws are identified in Schedule 3.24.

(b)       There is no material Environmental Claim pending or threatened against the Company or the Company Subsidiary.

(c)       There are no present and since October 1, 2009, there have not been any actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release, threatened Release or presence of any Hazardous Materials which could form the basis of any material Environmental Claim against the Company or the Company Subsidiary.

(d)       Neither the Company nor the Company Subsidiary has, and to the Knowledge of the Seller, no other person has placed, stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or the Company Subsidiary, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of the Company or the Company Subsidiary (which inventories and wastes, if any, were and are stored or disposed of in material compliance with applicable Environmental Laws and in a manner such that there has been no Release or threatened Release of any such substances).

(e)       The Seller has delivered or otherwise made available for inspection to the Purchaser true, complete and correct copies and results of any material reports, studies, analyses, tests or monitoring possessed or initiated by the Seller (if any) pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Seller, or regarding the Seller’s compliance with applicable Environmental Laws.

(f)        Without in any way limited the generality of the foregoing, except as set forth in Schedule 3.24, any properties owned, operated or leased by the Company or the Company Subsidiary do not contain any: underground storage tanks; asbestos or asbestos containing materials; polychlorinated biphenyls (“PCBs”); underground injection wells; radioactive materials; or septic tanks or waste disposal pits in which process wastewater or any Hazardous Materials have been discharged or disposed.

Section 3.25.         Sufficiency of Assets.  The Assets of the Company and the Company Subsidiary include all of the Assets that are reasonably necessary for the operation of the business of the Company and the Company Subsidiary as currently conducted by the Company and the Company Subsidiary.  The Company and the Company Subsidiary have all necessary authorizations, approvals and similar rights from and with respect to the Ford Motor Company necessary for the operation of the business of the Company and the Company Subsidiary as currently conducted by the Company and the Company Subsidiary.

Section 3.26.         Directors and Officers.  Schedule 3.26 lists all of the directors and officers of the Company and the Company Subsidiary and the annual compensation levels of officers who devote all of their business time to the Company or the Company Subsidiary.

Section 3.27.         Material Contracts.  Schedule 3.27 sets forth a true and complete list of each of the following Contracts to which the Company or the Company Subsidiary is a party (each, a “Material Contract”):

(a)       Contract for the employment of any officer;

(b)       Contract providing for severance or similar payment to any officer, individual employee, or other Person;

(c)       Contract relating to Indebtedness in excess of $100,000 or to the mortgaging, pledging or otherwise placing a Lien (other than Permitted Liens) on any Asset or group of Assets of the Company or the Company Subsidiary;

(d)       Contract involving the sale of a material amount of accounts receivable of the Company or the Company Subsidiary to any other Person at a discount;

(e)       guarantee of any obligation for borrowed money or other Indebtedness;

(f)        Contract with respect to the lending or investing of a material amount of funds;

(g)       Contract under which the Company or the Company Subsidiary is the lessee of or the holder or operator of any real or material personal property owned by any other Person;

(h)       Contract under which the Company is the lessor of or permits any third Person to hold or operate any real or material personal property owned or controlled by the Company or the Company Subsidiary;

(i)        assignment, license, covenant, indemnification or other agreement with respect to material Intellectual Property or confidential information, with the exception of shrink-wrap, click-wrap, or similar nonexclusive, commercially available software granted to the Company or the Company Subsidiary on standard terms;

(j)        Contract or group of related Contracts with the same Person for the sale of Assets or services which generate in excess of $200,000 in revenues in any 12-month period;

(k)       Contract which prohibits, in any material respect, the Company or the Company Subsidiary from freely engaging in business anywhere in the world;

(l)        Contract relating to the purchase, distribution, marketing or sales of a material amount of the Company’s or any other Person’s products, except for nonexclusive dealer and installer agreements entered into in the ordinary course of business and containing terms consistent, in all material respects, with the forms of dealer agreement and installer agreement provided to the Purchaser;

(m)      Contract with any Affiliate;

(n)       Contract with (i) any customer or supplier which gives rise to payments in excess of $200,000 in any 12-month period and (ii) with the Ford Motor Company or any of its Affiliates; or

(o)       other Contract material to the business of the Company or the Company Subsidiary.

Each Material Contract (a) is valid, binding and enforceable against the Company or the Company Subsidiary, as the case may be, and, to the Knowledge of the Seller, against each other party thereto, in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights and general principles of equity, and (b) is in full force and effect on the date hereof and the Company or the Company Subsidiary, as the case may be, has performed all material obligations required to be performed by it under, and is not in material default or material breach of in respect of, any Material Contract, and, to the Knowledge of the Seller, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default.  To the Knowledge of the Seller, each other party to each Material Contract has performed all material obligations required to be performed by it under, and is not in material default or material breach of in respect of, any Material Contract and, to the Knowledge of the Seller, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default.  There has been made available to the Purchaser (i) a true and complete copy of each of the Material Contracts, together with all amendments, waivers or other changes thereto, and (ii) a true and correct description of all material oral Contracts to which the Company or the Company Subsidiary is a party or by which any of their respective material Assets may be bound.

Section 3.28.         Brokers.  There is no Liability for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Company, the Seller or any of their respective Affiliates.

ARTICLE IV.
ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Disclosure Schedules (the disclosure in any section of the Disclosure Schedules shall qualify other sections of this Agreement to the extent it is reasonably apparent from the face of the statement that it is applicable thereto), the Seller represents and warrants to the Purchaser and Parent as follows:

Section 4.1.           Title to Shares.  The Seller has good and valid title to the Shares, free and clear of any Encumbrances.

Section 4.2.           Investment Representation.  The Seller is acquiring the Closing Date Stock Consideration for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws.  The Seller is an “accredited investor” as defined in both Regulation D promulgated by the SEC under the Securities Act and National Instrument 45-106 — Prospectus and Registration Exemptions adopted by the Canadian Securities Administrators.  The Seller acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Closing Date Stock Consideration.  The Seller acknowledges that, as of the date hereof, the Closing Date Stock Consideration has not been registered under the Securities Act or any state or foreign securities Laws, including for greater certainty those of Canada, and that such Closing Date Stock Consideration may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and such Closing Date Stock Consideration is registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND PARENT

The Purchaser and Parent each represent and warrant to the Seller as follows:

Section 5.1.           Organization; Good Standing; Qualification and Power.  Each of the Purchaser and Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its Assets and to carry on its business as presently being conducted and as contemplated to be conducted, and is qualified to do business and in good standing in every jurisdiction in which the operation of the business of the Purchaser and Parent requires it to be so qualified, except where the failure to be so qualified or in good standing could not reasonably be expected to have a material adverse effect on the Purchaser or Parent, as applicable.

Section 5.2.           Authorization.  Each of the Purchaser and Parent has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Purchaser and Parent have been duly authorized by all necessary action on the part of the Purchaser and Parent, as applicable.  This Agreement has been duly executed and delivered by the Purchaser and Parent and, assuming this Agreement constitutes the valid and binding obligation of the other Parties, constitutes the valid and binding obligation of the Purchaser and Parent, enforceable against the Purchaser and Parent in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability affecting enforcement of creditors’ rights generally and (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 5.3.           Capitalization.  As of the date hereof, the authorized capital stock of Parent consisted of an unlimited number of common shares and an unlimited number of preferred shares, issuable in series, with no par value.  As of June 25, 2013, 55,665,553 common shares of Parent were issued and outstanding and options, restricted share units and performance share units to acquire an aggregate of 2,747,913 shares of common stock were issued and outstanding.  All of such shares were duly authorized, validly issued, fully paid and nonassessable.

Section 5.4.           Non-Contravention.  The execution, delivery and performance of this Agreement by the Purchaser and Parent and the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not (i) violate any Law to which the Purchaser or Parent or any of their respective Assets are subject, (ii) violate any provision of the Fundamental Documents of the Purchaser or Parent, (iii) violate, conflict with, result in a breach of, in any material respect, or constitute (with due notice or lapse of time or both) a material default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice under, or otherwise give rise to any material Liability under, any Contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Purchaser or Parent is a party or by which any of them is bound or to which any of their respective Assets is subject, or (iv) result in the creation or imposition of any Lien upon any of the properties or Assets of the Purchaser or Parent.

Section 5.5.           Litigation.  There is no Proceeding pending or, to the Knowledge of the Purchaser, threatened by or against, the Purchaser or Parent or to the Knowledge of the Purchaser, against any officer, director, employee or agent of the Purchaser or Parent in their capacity as such or relating to their employment services or relationship with the Purchaser or Parent, and neither the Purchaser nor Parent is bound by any Order.  Neither the Purchaser nor Parent has any Proceeding pending against any Governmental Entity or other Person.  To the Knowledge of Purchaser, there is no basis for any Person to assert a material claim against the Purchaser or Parent based upon the Purchaser or Parent entering into this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 5.6.           Investment Intent.  The Shares will be acquired hereunder solely for account of the Purchaser for investment purposes, and not with a view to the resale or distribution thereof.

Section 5.7.           SEC Filings.  Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2011 through the date hereof (the “Parent SEC Documents”).  Parent has made available to the Seller all such Parent SEC Documents that it has so filed or furnished prior to the date hereof. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Parent SEC Documents are the subject of any unresolved, pending comment letters or Proceeding of the SEC.

Section 5.8.           Compliance with Law.  Neither the Purchaser nor Parent has been in, nor has any material Liability in respect of any, violation of, and no event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute or result in a violation by the Purchaser or Parent of, or failure on the part of the Purchaser or Parent to comply with, in any material respect, or any material Liability suffered or incurred by the Purchaser or Parent in respect of any violation of or noncompliance with, any Laws that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its Assets, and no Proceeding is pending, or to the Knowledge of the Purchaser, threatened, alleging any such violation or noncompliance.

Section 5.9.           Independent Investigation.  Parent, the Purchaser and their representatives have undertaken an independent investigation and verification of the business, operations and financial condition of the Company and the Company Subsidiary.

Section 5.10.         Limited Representations.  Except for the representations and warranties contained in ARTICLE III and ARTICLE IV (including the related portions of the Disclosure Schedule), none of the Seller, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company.  In connection with the investigation by Parent and the Purchaser of the Company, Parent and the Purchaser have received from the Seller or the Company certain projections, forward-looking statements and other forecasts and certain business plan information.  Parent and the Purchaser acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent and the Purchaser are familiar with such uncertainties, that Parent and the Purchaser are taking full responsibility for making their own evaluation of the adequacy an accuracy of all estimates, projections and other forecasts and plans so furnished to them.  Accordingly, Parent and the Purchaser acknowledge that the Seller and the Company make no representation or warranty with respect to such estimates, projects, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

Section 5.11.         Brokers or Finders.  There are no claims, and will not be any claims, for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Purchaser.

ARTICLE VI.
AGREEMENTS

Section 6.1.           Public Announcements.  The Parties shall use their respective reasonable best efforts to develop a joint communications plan with respect to the transactions contemplated by this Agreement and ensure that all press releases and any other public announcements with respect to the transactions contemplated by this Agreement shall be consistent with such joint communications plan.  Without the prior approval of the Purchaser (which shall not be unreasonably withheld), the Seller shall not, and shall not permit the Company or the Company Subsidiary or any Affiliate thereof to, make any press release or other public announcement, including communications to any of the Company or the Company Subsidiary’s suppliers, dealers, licensees, officers, employees, customers and others having business relations with the Company or the Company Subsidiary, concerning the transactions contemplated by this Agreement that is not consistent with the joint communications plan, except as may be required by any applicable Law or the rules and regulations of the Nasdaq Global Market.  Without the prior approval of the Seller (which shall not be unreasonably withheld), the Purchaser shall not, and shall not permit any of its Subsidiaries or Affiliates to, make any press release or other public announcement, including communications to any of the Company’s or the Company Subsidiary’s suppliers, dealers, licensees, officers, employees, customers and others having business relations with the Company or the Company Subsidiary, concerning the transactions contemplated by this Agreement that is not consistent with the joint communications plan, except as may be required by applicable Law or the rules and regulations of the Nasdaq Global Select

Market.  If the Purchaser or the Seller determines that it is required by applicable Law or the rules and regulations of the Nasdaq Global Market, the Nasdaq Global Select Market or the Toronto Stock Exchange, as applicable, to make disclosure, it shall, in connection with the first instance such disclosure is to be made public, send notice to such effect, accompanied by the text of the proposed disclosure, to the other parties as far in advance as practicable, and shall reasonably consider any comments made by the other parties relating to the proposed disclosure to the extent practicable.

Section 6.2.           Confidentiality.

(a)       The Seller acknowledges that, except as expressly contemplated by the Marketing Agreement, it shall not, and it shall cause its Subsidiaries not to, at any time following the Closing, disclose any Confidential Information in respect of the Purchaser or the Company or the Company Subsidiary to anyone other than to representatives of the Purchaser or the Company or the Company Subsidiary (except for any such Confidential Information which is required by applicable Law to be disclosed by it in connection with any Proceeding, and then only after the Seller has given written notice to the Purchaser of its obligation to disclose such Confidential Information so that the Purchaser may waive compliance with the provisions of this Section 6.2, or be given a reasonable opportunity to obtain, at the Purchaser’s expense, an appropriate protective order with respect to such disclosure, and the Seller shall cooperate with the Purchaser, at the Purchaser’s expense, in connection with obtaining such protective order; provided, that if in the absence of a protective order or the receipt of a waiver by the Purchaser, the Seller is nonetheless, in the opinion of Seller’s outside counsel, legally required to disclose Confidential Information, the Seller may disclose such Confidential Information but only to the extent so legally required to be disclosed in the opinion of the Seller’s outside counsel).

(b)       The Purchaser acknowledges that it shall not, and it shall cause its Subsidiaries not to, at any time following the Closing, disclose any Confidential Information in respect of the Seller to anyone other than to representatives of the Seller (except for any such Confidential Information which is required by applicable Law to be disclosed by it in connection with any Proceeding, and then only after the Purchaser has given written notice to the Seller of its obligation to disclose such Confidential Information so that the Seller may waive compliance with the provisions of this Section 6.2, or be given a reasonable opportunity to obtain, at Seller’s expense, an appropriate protective order with respect to such disclosure, and the Purchaser shall cooperate with the Seller, at the Seller’s expense, in connection with obtaining such protective order; provided, that if in the absence of a protective order or the receipt of a waiver by the Seller, the Purchaser is nonetheless, in the opinion of the Purchaser’s outside counsel, legally required to disclose such Confidential Information, the Purchaser may disclose such Confidential Information but only to the extent so legally required to be disclosed in the opinion of the Purchaser’s outside counsel).

Section 6.3.           Parent Stock Matters.

(a)       Concurrently with the Closing, the Seller and Parent shall enter into a registration rights agreement relating to the registration of the Parent Sock in the form attached hereto as Exhibit B (the “Registration Rights Agreement”).

(b)       The Seller understands and agrees that the Parent Stock received by it as Closing Date Stock Consideration hereunder will be legended substantially as follows until such time that such Parent Stock is transferred pursuant to an effective registration statement or in accordance with an exemption from the registration requirements of the Securities Act, or until such time as the Purchaser may notify the transfer agent for such Parent Stock that the legend shall be removed:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE OCTOBER 28, 2013.”

(c)       Upon the filing of a registration statement contemplated by the Registration Rights Agreement, Parent shall promptly, and in any event within three (3) Business Days, notify the transfer agent for the Parent Stock issued as Closing Date Stock Consideration hereunder that the restrictive legend described in Section 6.3(b) shall be removed from such Parent Stock.

(d)       Parent shall prepare and file in a timely manner, information, documents and reports in compliance with the Exchange Act so as to comply with the requirements of the Exchange Act.  If at any time Parent is not required to file reports in compliance with either Section 13 or Section 15(d) of the Exchange Act, Purchaser shall reasonably promptly and at its expense, upon the written request of the Seller, make available adequate current public information with respect to Purchaser within the meaning of Rule 144(c)(2) under the Securities Act.

Section 6.4.           Non Competition; Non-Solicitation and Interference.

(a)       The Seller acknowledges and agrees that the agreements and covenants contained in this Section 6.4 are (i) reasonable and valid in geographical and temporal scope and in all other respects, and (ii) essential to protect the value of the business and Assets of the Company and the Company Subsidiary.  The Seller also acknowledges that the Purchaser has agreed to purchase the Shares in reliance on the covenants made by the Seller in this Section 6.4, and that the Purchaser would not have agreed to purchase the Shares in the absence of the covenants made by the Seller in this Section 6.4.  Therefore, the Seller agrees that, during the Restricted Period, the Seller shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner of any Person (other than the Company or the Company Subsidiary) that engages in any Competitive Activities within the Restricted Area, except as expressly contemplated by the Marketing Agreement.  The Seller further agrees that, during the Restricted Period, the Seller shall not, directly or indirectly, for its own account or for the account of any other Person, engage in Interfering Activities.  Notwithstanding anything herein to the contrary, this Section 6.4(a) shall not prevent the Seller from (i) acquiring as an investment securities representing not more than three percent (3%) of the voting securities of any corporation where such securities are listed on a recognized stock exchange or (ii) engaging in the activities set forth on Schedule 6.4.

(b)       If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 6.4 unenforceable, the other provisions of this Section 6.4 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by Law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

(c)       Without limiting the remedies available to the Purchaser, the Seller acknowledges that a breach of any of the covenants contained in this Section 6.4 may result in material irreparable injury to the Purchaser and the Company for which there may not be adequate remedy at law, that it may not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Purchaser or any other member of the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach hereof, restraining the Seller from engaging in activities prohibited by this Section 6.4 or such other relief as may be required specifically to enforce any of the covenants in this Section 6.4.

Section 6.5.           Tax Matters.

(a)       Preparation and Filing of Tax Returns.

(i)            The Seller shall prepare, or cause to be prepared, and file, or cause to be filed, all income Tax Returns for the Company and the Company Subsidiary for any taxable period ending on or prior to the Closing Date regardless of whether such Tax Returns are due before or after the Closing Date (such Tax Returns, the “Seller Returns”).  All such Seller Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law.  At least fifteen (15) Business Days prior to the filing due date of a Seller Return (including validly made extensions) that is due after the Closing Date, the Seller shall provide to the Purchaser copies of such Seller Returns (and the schedules and work papers related thereto) and permit the Purchaser and the Company to review and comment on each such Tax Return; provided, however, in no event shall the Seller be obligated to provide the Purchaser, and the Purchaser shall not be entitled to review and comment on, copies of any Tax Returns related to a Seller Tax Group.  Subject to any indemnification obligations of the Purchaser or Parent hereunder, the Seller timely shall pay, or cause to be paid, all Taxes shown as due on a Seller Return; provided, however, the Purchaser and Parent shall reimburse and indemnify the Seller for any such Taxes resulting from any action taken by the Purchaser, Parent, the Company, the Company Subsidiary or any Affiliate thereof outside the ordinary course of business after the Closing.

(ii)           Except as provided in Section 6.5(a)(i) and Section 6.5(a)(iii), the Purchaser shall timely prepare and file, or cause to be timely prepared or filed, with the appropriate Governmental Entity all Tax Returns required to be filed for the Company or the Company Subsidiary after the Closing Date (collectively, the “Other Returns”).  All Other Returns for a Pre-Closing Tax Period (including a Straddle Period) shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law.  At least fifteen (15) Business Days prior to the filing due date of an Other Return (including validly made extensions), the Purchaser shall provide to the Seller copies of such Other Returns (and the schedules and work papers related thereto) and permit the Seller to review, comment on and approve (which approval shall not be unreasonably withheld, conditioned or delayed) each such Tax Return.  Subject to any indemnification obligations of the Seller hereunder, the Purchaser timely shall pay, or cause to be paid, all Taxes shown as due on an Other Return.

(iii)          The Seller shall pay all documentary, sales, transfer, excise, value-added, stamp or other similar Taxes, and any conveyance fees or recording charges incurred in connection with this Agreement that may be imposed by reason of the sale, transfer, and delivery of the Shares.  The Seller shall prepare and timely file all Tax Returns required to be filed in respect of such Taxes.

(iv)          Unless otherwise required by applicable Law or this Agreement, the taxable income, gain, loss, deduction and credits of the Company and the Company Subsidiary shall be allocated between the Pre-Closing and Post-Closing Tax Periods based on an actual or deemed closing of the books of the Company and the Company Subsidiary as of the end of the Closing Date.

(b)       Cooperation on Tax Matters. Purchaser, Parent, the Company, the Company Subsidiary and the Seller, and their Affiliates, will cooperate fully, as and to the extent reasonably requested by any other Party to this Agreement, in connection with any Tax matters relating to the Company or the Company Subsidiary (including by the provision of reasonably relevant records or information (including information required by Code Sections 6043 and 6043A)), including the filing of Tax Returns.  For the avoidance of doubt, such cooperation shall include the provision by the Purchaser, Parent, the Company, the Company Subsidiary and their Affiliates such information as the Seller reasonably requests for the purpose of preparing Tax Returns pursuant to this Section 6.5, including Tax Returns of any Seller Tax Group that includes any taxable income, gain, loss, deduction or credit of the Company or the Company Subsidiary.  In addition, the Purchaser shall cause the Company or the Company Subsidiary to make such elections with respect to Pre-Closing Tax Periods as the Seller reasonably requests provided any such election does not materially and adversely affect the Company or the Company Subsidiary for any Post-Closing Tax Period.  The Party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other parties.  Notwithstanding the foregoing provisions of this Section 6.5(b) or any other provision herein to the contrary, such cooperation shall not include the provision by the Seller of any Tax Returns (or any related documents or information) of any Seller Tax Group except and solely to the extent such Tax Returns (or related documents and information) address Tax Liabilities of the Company or the Company Subsidiary.

(c)       Tax Sharing Agreements.  All Tax sharing, Tax indemnification, Tax allocation or similar agreements, arrangements, and understandings and all powers of attorney with respect to or involving Taxes of the Company and the Company Subsidiary will be terminated prior to the Closing with respect to the Company and the Company Subsidiary and, after the Closing, the Company and the Company Subsidiary will not be bound thereby or have any liability thereunder.

(d)       Refunds.  Any Tax refunds that are received by the Purchaser, Parent, the Company, the Company Subsidiary or any Affiliate thereof (or credits for overpayments for Tax to which any of the foregoing are entitled) and that relate to a Pre-Closing Tax Period of the Company or the Company Subsidiary shall be for the account of the Seller.  The Purchaser shall pay, or cause to be paid, to the Seller any such refund (or the amount of any such credit) within fifteen (15) Business Days after receipt (or entitlement to such credit), net of any costs attributable to such refund (or credit) and out-of-pocket expenses incurred in obtaining such refund (or credit).

(e)       Amendments.  Without the consent of the Seller, none of the Purchaser, Parent, the Company, the Company Subsidiary or any Affiliate thereof shall amend, refile or otherwise modify any Tax Return for the Company or the Company Subsidiary, or waive any limitations period with respect to such Tax Returns, if such amendment, refiling, modification or waiver reasonably would be expected to result in an increase in Taxes for which the Seller would be liable hereunder.

(f)        Section 338.  The Purchaser and Parent shall not make, or cause to be made, any election under Section 338 of the Code (or any other similar provision of applicable Law) with respect to the transactions contemplated by this Agreement.

Section 6.6.           Business Acquisition Report.  Following the Closing Date, the Seller will provide all cooperation that Parent may reasonably request in connection with the filing by Parent of any business acquisition report that may be required pursuant to Part 8 of National Instrument 51-102 — Continuous Disclosure Obligations.

Section 6.7.           Employee Benefits Matters.

(a)       Employee Benefits Post-Closing.  Except as otherwise provided in this Section 6.7, as of the Closing Date, all employees of the Company or the Company Subsidiary who become employees of the Purchaser or an Affiliate of the Purchaser (“Transferred Employees”) will cease to actively participate in any Benefit Arrangements of the Seller, and will be eligible to participate in the employee benefit plans and benefit arrangements of the Purchaser or an Affiliate of the Purchaser, in which its similarly situated employees participate.  The Purchaser will, or will cause its applicable Affiliate to, to the extent permitted by the Purchaser’s (or its applicable Affiliate’s) employee benefit plans and the respective carriers and third party service providers with respect to such plans, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any employee benefit plan or benefit arrangement of the Purchaser or its Affiliate that such employees may be eligible to participate in after the Closing Date to the extent waived or satisfied by a Transferred

Employee under any Benefit Arrangement as of the Closing Date and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid during the year in which the Closing Date occurs and prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date but only during the year in which the Closing Date occurs.  On and after the Closing Date, the Purchaser shall or shall cause its Affiliate, as applicable and any employee benefit plans maintained by Purchaser or its Affiliate in which Transferred Employees participate to recognize the service with the Seller, the Company and the Company Subsidiary of each such employee for purposes of determining entitlement to vacation and vacation pay and for purposes of vesting and eligibility under any employee benefit plan, but not for purposes of benefit accrual under any defined benefit pension plan intended to be qualified under Section 401(a) of the Code except as would result in duplication of benefits.

(b)       401(k) Plan.  The account balances of the Transferred Employees who participate in the Seller’s 401(k) Plan shall be fully vested as of the Closing Date and the Seller shall take any actions necessary to ensure that such account balances are distributable from the Seller 401(k) Plan on and after the Closing Date. The Purchaser or its Affiliate shall permit Transferred Employees who have an account balance under the Seller’s 401(k) Plan to rollover (whether by direct or indirect rollover, as selected by such Transferred Employees) his or her “eligible rollover distribution” (as defined under Section 402(c)(4) of the Code) in the form of cash from the Seller 401(k) Plan to a qualified defined contribution plan maintained by Purchaser or its Affiliate for the benefit of the Transferred Employees (“Purchaser’s 401(k) Plan”).  The Purchaser’s 401(k) Plan shall not accept the rollover of any outstanding plan loan or promissory note under the Seller 401(k) Plan.

(c)       Welfare Benefits Generally.  The Seller shall be solely responsible for claims for the type of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA) (“Welfare Benefits”) that are incurred by any Transferred Employee before the Closing Date and the Purchaser and its Affiliates shall be solely responsible for claims for Welfare Benefits that are incurred by any Transferred Employee on or after the Closing Date.  For purposes of the foregoing, a medical/dental/vision claim shall be considered incurred when the services are rendered, the supplies are provided or medication is prescribed, and not when the condition arose.  A disability claim shall be considered incurred on or before the Closing Date if the injury or condition giving rise to the claim occurs on or before such date.

(d)       Transitional Benefits Coverage.  Notwithstanding anything to the contrary in this Agreement, during the period commencing on the Closing Date and continuing up to and through July 31, 2013, at the Purchaser’s election, the Seller will or will cause an Affiliate of the Seller to continue to provide coverage under all Benefit Arrangements that are employee welfare benefit plans, including, without limitation, medical, dental, vision, life insurance and long term disability insurance benefits (but excluding the flexible spending account benefits) (the “Transition Benefits”) to the Transferred Employees on the same terms and conditions as are in effect as of the Closing Date.  The Purchaser will reimburse the Seller for the premiums and all other costs or Taxes with respect to the Transferred Employees with respect to the Transition Benefits attributable to the time period beginning on the Closing Date and continuing until the last day of the calendar month in which such the Transition Benefits are provided.  Such reimbursement payment shall be made by the Purchaser to the Seller within twenty (20) days after the Purchaser is invoiced by the Seller.

(e)       Payroll Matters.  The Seller or its Affiliate shall pay and process the regular payroll for each Transferred Employee on the scheduled payment date of June 28, 2013 (the “Transition Payroll Period”). The Purchaser will reimburse the Seller for the portion of the gross employer payroll for the Transition Payroll Period that relates to the period after the Closing Date. For purposes of the previous sentence, “gross employer payroll” means all gross wages, employer-paid payroll taxes and any other employer-paid amounts.

(f)        Bacon Employment Agreement.  As of the Closing Date, the Seller or its Affiliate shall assume and honor that certain Employment Agreement, entered into as of January 1, 2012, by and between the Company and John Bacon and none of the Purchaser, the Company or any of their Affiliates shall have any obligations thereunder on or after the Closing Date. Seller shall provide the Purchaser with evidence of such assumption.

Section 6.8.           A-1 Contract Matters.  The Purchaser hereby agrees to enter into an installer or similar arrangement with A-1 Auto Electric (“A-1”) on commercially reasonable terms if and to the extent requested by Seller in connection with settlement of the matters set forth on Schedule 8.2(a) hereof; provided, however, that such arrangement shall (i) be on terms no less favorable to the Company than the prior arrangement between the Company and A-1, (ii) shall be terminable by the Company no later than such time as the products that are subject to such arrangement no longer offered by the Company, and (iii) not prohibit the Company or the Company Subsidiary from freely engaging in business anywhere in the world.

Section 6.9.           June Financial Statements.  The Purchaser hereby agrees to deliver copies of the financial statements of the Company and the Company Subsidiary as of June 30, 2013 in substantially the same form as the Interim Financial Statements on or before July 31, 2013.

ARTICLE VII.
CONDITIONS TO CLOSING

Section 7.1.           Conditions to the Obligations of the Company, the Purchaser and the Seller.  The obligations of the Company, the Purchaser and the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists) of the following conditions:

(a)       no provision of applicable Law or Order shall be in effect prohibiting the consummation of the transactions contemplated hereby; and

(b)       no Proceeding shall have been instituted by any Governmental Entity or any Person seeking to prohibit, materially restrict or delay, declare illegal or to enjoin or obtain material damages in respect of the consummation of the transactions contemplated hereby.

Section 7.2.           Other Conditions to the Obligations of the Purchaser.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Purchaser of the following further conditions:

(a)       the Seller and the Company shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by the Seller and the Company, respectively, under this Agreement on or prior to the Closing Date;

(b)       prior to or at the Closing, the Seller shall have delivered, or caused to be delivered, the following closing documents in form and substance reasonably acceptable to Purchaser:

(i)            a certificate of an authorized officer of the Seller, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a) have been satisfied; and

(ii)           certified copies of resolutions of the Seller’s and the Company’s respective board of directors, authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby.

(c)       all consents, authorizations and approvals set forth on Schedule 7.2(c) and all other consents, authorizations and approvals required to consummate the transactions contemplated hereby  shall have been obtained in form and substance reasonably satisfactory to the Purchaser and shall be in full force and effect on the Closing Date;

(d)       no Material Customer shall have terminated or adversely changed its relationship with the Company or the Company Subsidiary, nor shall have the Company or the Company Subsidiary received notification that any such Material Customer intends to terminate or adversely change such relationship; and

(e)       prior to or at the Closing, the Seller shall have delivered the items contemplated by Section 2.3(a).

Section 7.3.           Other Conditions to the Obligations of the Company and the Seller.  The obligations of the Company and the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company and the Seller of the following further conditions:

(a)       the Purchaser shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Purchaser under this Agreement on or prior to the Closing Date;

(b)       prior to or at the Closing, the Purchaser shall have delivered the following closing documents in form and substance reasonably acceptable to the Company:

(i)            a certificate of an authorized officer of the Purchaser, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) have been satisfied; and

(ii)           a certified copy of the resolutions of Purchaser’s and Parent’s respective board of directors (or other governing body) authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby; and

(c)       prior to or at the Closing, the Purchaser and Parent shall have taken, or caused to be taken, the actions, and delivered the items, contemplated by Section 2.3(b).

ARTICLE VIII.
SURVIVAL AND INDEMNIFICATION

Section 8.1.           Survival of Representations, Warranties.  Each of the representations and warranties made by the Seller and the Purchaser in this Agreement shall survive the Closing for a period terminating on the date that is twelve (12) months after the Closing Date; provided, however, that (i) the representations and warranties in Section 3.15 (Taxes) (together with the Company Fundamental Representations, the “Excluded Representations”) and the representations and warranties contained in Section 5.7 (SEC Filings), shall survive until sixty (60) days after the expiration of the applicable statute of limitations (including any extensions and waivers), and (ii) the Company Fundamental Representations and the Purchaser and Parent Fundamental Representations shall survive indefinitely.  The covenants and agreements of the Seller and the Purchaser in this Agreement shall survive in accordance with their respective terms.  No claim may be pursued by either party with respect to a particular representation or warranty after expiration thereof; provided, however, claims properly asserted pursuant to this ARTICLE VIII before the expiration of the applicable representation or warranty may be pursued as provided herein until finally resolved.

Section 8.2.           Indemnification by the Seller.

(a)       From and after the Closing, the Seller shall indemnify and hold harmless the Purchaser, Parent, the Company, and their respective officers, directors (or Persons in similar positions), members, partners, employees, stockholders, representatives, agents, Affiliates, successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against and save and hold each of them harmless from and against, and pay on behalf of or reimburse such Purchaser Indemnified Party for, any Loss which any such Purchaser Indemnified Party may suffer, sustain or become subject to, as a result or by virtue of:

(i)            any misrepresentation or breach of a representation or warranty of the Company or the Seller set forth in this Agreement (including the Disclosure Schedule);

(ii)           any failure of the Seller to perform or observe any term, provision, covenant or agreement contained in this Agreement or in any agreement contemplated hereby;

(iii)          the matters set forth on Schedule 8.2(a); or

(iv)          any Pre-Closing Taxes.

Section 8.3.           Indemnification by the Parent and Purchaser.

(a)       From and after the Closing, the Parent and Purchaser shall indemnify and hold harmless the Seller and their respective officers, directors (or Persons in similar positions), members, partners, employees, stockholders, representatives, agents, Affiliates, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against and save and hold each of them harmless from and against, and pay on behalf of or reimburse such Seller Indemnified Party for, any Loss which any such Seller Indemnified Party may suffer, sustain or become subject to, as a result or by virtue of:

(i)            any misrepresentation or breach of a representation or warranty of the Purchaser or the Parent set forth in this Agreement; or

(ii)           any failure of the Purchaser or Parent to perform or observe any term, provision, covenant or agreement contained in this Agreement or in any agreement contemplated hereby.

Section 8.4.           Limitations on Indemnification.

(a)       Other than in the case of fraud, the aggregate Liability of the Seller required to provide indemnification under this ARTICLE VIII in respect of any Loss for which the Seller shall indemnify the Purchaser Indemnified Parties under this ARTICLE VIII pursuant to Section 8.2(a)(i) or Section 8.2(a)(iii), as the case may be, shall not exceed the Holdback Amount; provided, however, such limitation shall not apply to any Loss suffered by the Purchaser Indemnified Parties with respect to breaches of the Excluded Representations, for which the maximum amount recoverable by the Purchaser Indemnified Parties shall be an amount equal to the Base Purchase Price.

(b)       The Seller shall have no Liability in respect of any Loss for which the Seller shall indemnify the Purchaser pursuant to Section 8.2(a)(i) or Section 8.2(a)(iii), as the case may be, unless and until the amount that would otherwise be recoverable from the Seller in respect of any such Loss, when aggregated with any other amounts so recoverable from the Seller pursuant to this ARTICLE VIII, exceeds $150,000 (the “Deductible Amount”), and in the event the aggregate amount of any such Loss exceeds the Deductible Amount, the Seller shall only be liable for the amount of any such Loss in excess over the Deductible Amount; provided, however, such limitation shall not apply to any Loss suffered by a Purchaser Indemnified Party with respect to breaches of the Excluded Representations or fraud.

(c)       For purposes of calculating the amount of any Loss related to a breach of any representation or warranty contained in this Agreement, the representations and warranties contained in this Agreement shall be considered without regard to any “material,” “Material Adverse Effect” or similar qualifications contained therein. In addition, for the purposes of this ARTICLE VIII, in calculating the amount of any Loss, the amount of each claim shall be deemed to be an amount (i) net of any Tax benefit actually realized by Purchaser in the year the Loss occurred, the Company or any Affiliate as a result of such Loss and (ii) net of any insurance proceeds and any indemnity, contribution or other similar payment recovered by Purchaser, the Company or any Affiliate of either from any third Person with respect thereto in the year the Loss occurred.

(d)       In no event shall the Seller be liable for punitive, exemplary or special Losses (including, but not limited to, lost profits) pursuant to this ARTICLE VIII unless such Losses are payable to a third party.

(e)       Notwithstanding anything to the contrary contained herein, and subject to Section 8.5:

(i)            any obligation of the Seller for indemnification for Losses pursuant to Section 8.2(a)(i) or Section 8.2(a)(iii) shall be satisfied solely by an offset against the Holdback Shares and any other obligation of the Seller for indemnification for Losses pursuant to Section 8.2(a)(i) shall be satisfied solely by, an offset against the Holdback Shares, in each case equal to the quotient obtained by dividing (i) the amount of such Loss by (ii) the Per Share Price; provided, however, that this Section 8.4(e) shall not limit any obligation of the Seller for indemnification for Losses pursuant to Section 8.2(a)(i) for Excluded Representations or pursuant to Section 8.2(a)(iv) in the event that all of the Holdback Shares have been offset for Losses in accordance with this ARTICLE VIII; and

(ii)           in the event the Seller is required to indemnify a Purchaser Indemnified Party for Losses pursuant to this ARTICLE VIII following the complete offset of the Holdback Shares, the Seller may satisfy all or some of such obligations through the surrender of shares of Parent Stock then held by the Seller and issued pursuant to this Agreement equal to the quotient obtained by dividing (i) the amount of such Loss by (ii) the Per Share Price.

(f)        Notwithstanding anything to contrary contained herein, and subject to Section 8.4 and Section 8.5, if a Purchaser Indemnified Party makes an indemnification claim pursuant to Section 8.2(a)(i) arising out of or relating to the Company Subsidiary with respect to which the Company has a claim for indemnification under the terms of the Company Subsidiary Acquisition Agreement, then the Purchaser shall either (i) first use commercially reasonable efforts to pursue such claim under the Company Subsidiary Acquisition Agreement directly and forego all claims for indemnification with respect to the same subject matter hereunder to the extent the Purchaser recovers all applicable Losses with respect thereto, or (ii) pursue such claim hereunder and take all actions and execute all documents reasonably necessary to assign such claim or other legal right under the Company Subsidiary Acquisition Agreement to Seller so Seller may pursue such claim or legal right.

Section 8.5.           Claim Procedures.

(a)       Each Indemnified Party agrees that after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to this ARTICLE VIII, such Indemnified Party shall assert its claim for indemnification under this ARTICLE VIII (each a “Claim”) by providing a written notice (a “Claim Notice”) to the Indemnifying Party specifying, in reasonable detail, the nature and basis for such Claim and including copies of all materially relevant documentation regarding any third party claim.  Notwithstanding the foregoing, an Indemnified Party’s failure to send or delay in sending a Claim Notice will not relieve the Indemnifying Party from Liability hereunder with respect to such Claim except to the extent and only to the extent the Indemnifying Party is materially prejudiced by such failure or delay and provided, as applicable, that such notice is delivered prior to the Survival Date (except with respect to the Excluded Representations).

(b)       If any Proceeding is begun, made or instituted by a third party, other than a Tax Claim, as a result of which an Indemnifying Party may become obligated to an Indemnified Party hereunder, such Indemnified Party shall give written notice to the Indemnifying Party.  The Indemnifying Party agrees to defend, contest or otherwise protect the Indemnified Party against any Proceeding at its sole cost and expense.  The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnified Party’s choice and shall in any event cooperate with and assist the Indemnifying Party to the extent reasonably possible.  If the Indemnifying Party fails timely to defend, contest or otherwise protect against such Proceeding, the Indemnified Party shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Indemnified Party shall be entitled to recover the entire cost thereof from the Indemnifying Party, including, without limitation, reasonable attorneys’ fees, disbursements and amounts paid as the result of such Proceeding, and the Indemnifying Party shall be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party.  If the Indemnifying Party assumes the defense of any Proceeding, (A) the Indemnifying Party shall not be liable to the Indemnified Party for any expenses incurred by the Indemnified Party in connection with the defense thereof, (B) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent (which shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (C) the Indemnified Party will have no Liability with respect to any compromise or settlement of such claims effected without its consent.

(c)       If any claim, demand, suit, action, audit, litigation, proceeding for or with respect to Taxes of which indemnity may be sought against the Seller (a “Tax Claim”) is asserted in writing against the Purchaser, the Purchaser shall notify the Seller of such Tax Claim within fifteen (15) Business Days of receipt thereof, or such earlier time if necessary in order to allow the Seller to timely respond to such Tax Claim and shall give the Seller such information with respect thereto as the Seller may reasonably request; provided, however, that the Purchaser’s failure to give such prompt notice shall not relieve the Seller of any of their indemnification obligations under this ARTICLE VIII unless such failure materially prejudices the Seller’s ability to respond to such Tax Claim.  The Seller may discharge, at any time, their indemnification obligations under this ARTICLE VIII with respect to such Tax Claim by paying to the Purchaser the amount payable (and for which indemnification may be sought) pursuant to such Tax Claim calculated as of the date of such payment.  The Seller may, at their own expense, participate in and, upon notice to Purchaser, assume the defense of any such Tax Claim.  If the Seller assumes such defense, the Seller  shall have the sole discretion as to the conduct of such defense; provided that, (i) the Purchaser shall have the right (but not the duty) to observe and comment on the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Seller, (ii) to the extent that the settlement of such Tax Claim could be expected to have an adverse effect on the liability for Taxes of the Company or the Company Subsidiary with respect to any Post-Closing Tax Period, the Seller may not settle any such Tax Claim without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed and (iii) the Seller shall keep the Purchaser informed of material developments relating to such Tax Claim.  Whether or not the Seller chooses to defend or prosecute any claim, all of the Parties hereto shall cooperate in the defense or prosecution thereof.  If the Seller elects not to assume the defense of any Tax Claim under this Section 8.5(c), then the Purchaser shall defend such Tax Claim; provided, however, the Purchaser shall not settle or compromise any such Tax Claim without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing provisions of this Section 8.5(c) or any other provision herein to the contrary, the Seller solely shall control all Tax Claims related to Taxes owed by, or Tax Returns filed by, a Seller Tax Group, and neither the Purchaser nor any Affiliate thereof shall be entitled to participate in any such Tax Claim; provided, however, the Seller shall inform the Purchaser of any material developments of Tax Claims related to the Seller Tax Group to the extent they affect the Company or Company Subsidiary for a Post-Closing Tax Period.

Section 8.6.           Other Limitations.  An Indemnified Party shall not be entitled to multiple recoveries for the same damages.  The Seller shall not be liable under any provision of this Agreement for any Losses, to the extent such Losses relate to actions taken and not taken by Purchaser, the Company or any of their Affiliates after the Closing.

Section 8.7.           Treatment of Indemnification Payments.  Any amounts payable under this ARTICLE VIII shall for all purposes be treated by the Purchaser and the Seller as an adjustment to the Purchase Price.

Section 8.8.           Exclusive Remedy.  From and after the Closing, other than in the case of fraud, the sole and exclusive remedy for any breach or misrepresentation, or alleged breach or misrepresentation, of any representation or warranty or any covenant or agreement in this Agreement, shall be indemnification in accordance with this ARTICLE VIII; provided, that nothing herein shall limit the availability of remedies pursuant to Section 9.10.  In furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the Seller or the Purchaser, as the case may be, arising under or based upon any federal, state or local Law (including arising under or based upon any securities Law, common Law or otherwise).

ARTICLE IX.
MISCELLANEOUS

Section 9.1.           No Third Party Beneficiaries.  Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be.

Section 9.2.           Expenses.  Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated hereby are consummated.  For the avoidance of doubt, neither the Purchaser nor the Company shall be responsible for any expenses of the Seller in connection with this Agreement or the transactions contemplated hereby.

Section 9.3.           Entire Agreement.  This Agreement, the Marketing Agreement, the Registration Rights Agreement, and the other agreements and instruments delivered pursuant to the terms of this Agreement (collectively, the “Transaction Documents”) constitute the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among such parties, whether written or oral, that may have related in any way to the subject matter of the Transaction Documents, including, without limitation, any letter of intent, as amended, dated as of or prior to the date hereof, among any of the Company, the Seller and/or the Purchaser or its Affiliates.

Section 9.4.           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto; provided, however, that the Purchaser may assign any of its respective rights and/or obligations under this Agreement to any Affiliate of the Purchaser.

Section 9.5.           Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or other electronic method), each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

Section 9.6.           Notices.  All notices, requests, demands, claims, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, facsimiled, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties hereto at the following respective addresses (or at such other address for any such party as shall be specified by like notice):

If to Parent or the Purchaser, to:

Westport Innovations Inc.
Suite 101, 1750 West 75th Avenue
Vancouver, BC Canada V6P 6G2
Facsimile:  (604) 718-2001
Attention:  Corporate Counsel

with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY  10019
Facsimile:  (212) 728-8111
Attention:  Gordon R. Caplan and Matthew J. Guercio

If to the Seller:

Clean Energy

4675 MacArthur Court, Suite 800

Newport Beach, California 92660

Facsimile:  (562) 493-4956

Attention:   J. Nathan Jensen, Vice President and General Counsel

with a copy to:

Morrison & Foerster LLP

12531 High Bluff Drive, Suite 100

San Diego, California 92130

Facsimile:  (858) 720-5125

Attention:  Steven G. Rowles

All such notices and other communications shall be deemed to have been given and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by facsimile, on the date of such delivery, (c) in the case of delivery by nationally recognized overnight courier, on the third Business Day following dispatch and (d) in the case of mailing, on the seventh Business Day following such mailing.

Section 9.7.           Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto.  No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 9.8.           Incorporation of Annexes, Disclosure Schedule and Exhibits.  The annexes attached hereto, the Disclosure Schedule and the exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 9.9.           Construction.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any such party.

Section 9.10.         Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any agreements contemplated hereby were not performed in accordance with the terms hereof and thereof.  Accordingly, the parties agree that, in addition to all other remedies available to the parties at Law or in equity, each of them shall be entitled to injunctive relief to prevent breaches of the terms of this Agreement and to specific performance of the terms hereof.

Section 9.11.         Further Assurances.  Each party hereto shall use its commercially reasonable efforts to comply with all requirements imposed hereby on such party and to cause the transactions contemplated herein (including, without limitation, the transfer of the Shares to the Purchaser) to be consummated as contemplated herein and shall, from time to time and without further consideration, either before or after the Closing, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement.

Section 9.12.         Severability.  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 9.13.         Governing Law.  This Agreement will be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflicting provision or rule that would cause the Laws of any jurisdiction other than the State of New York to be applied.  In furtherance of the foregoing, the Laws of the State of New York will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

Section 9.14.         Jurisdiction and Service of Process.  Any suit, action or proceeding brought by any party hereto seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any court located in the County of New York, New York, or the United States of America for the Southern District of New York.  Each party hereto hereby submits to the jurisdiction of any such court located in the County of New York, New York, or the United States of America for the Southern District of New York having subject matter jurisdiction in any suit, action or proceeding brought by any other party hereto seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party hereto anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing each party hereto hereby agrees that service of process on such party in accordance with the provisions of this Section 9.14 in respect of any such suit, action or proceeding shall be deemed effective service of process on such party.

Section 9.15.         Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or any other document.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CLEAN ENERGY

By:	/s/ Richard R. Wheeler
	Name:	Richard R. Wheeler
	Title:	Chief Financial Officer

BAF TECHNOLOGIES, INC.

By:	/s/ Richard R. Wheeler
	Name:	Richard R. Wheeler
	Title:	Chief Financial Officer

WESTPORT INNOVATIONS (U.S.) HOLDINGS INC.

By:	/s/ William E. Larkin
	Name:	William E. Larkin
	Title:	Chief Financial Officer

WESTPORT INNOVATIONS INC.

By:	/s/ David Demers
	Name:	David Demers
	Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]